Exhibit 10.4

EMPLOYEE MATTERS AGREEMENT

THIS EMPLOYEE MATTERS AGREEMENT (this “Employee Matters Agreement”) is executed effective as of August 5, 2014, by and among GENERAL ELECTRIC COMPANY, a New York corporation (“GE”), GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (“GECC”) and Synchrony Financial, a Delaware corporation (the “Company”).

Statement of Background Information

WHEREAS, GE, GECC and the Company have entered into a Master Agreement, dated July 30, 2014 (the “Master Agreement”); and

WHEREAS, the parties desire to set forth in writing the terms and conditions pursuant to which this Employee Matters Agreement will operate and thereby supplement the provisions of the Master Agreement.

Agreement

NOW, THEREFORE, in consideration of the promises and mutual covenants set forth in the Master Agreement and herein, and other good and valuable consideration, and contingent upon the Closing, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

All capitalized terms used but not defined in this Employee Matters Agreement shall have the meanings ascribed to such terms in the Master Agreement. For purposes of this Employee Matters Agreement, the following capitalized terms shall have the meanings set forth below:

“Bank” shall have the meaning ascribed to such term in Article II hereof.

“Benefits Transition Date” shall mean the first date on which members of the GE Group cease to beneficially own (excluding for such purposes shares of Company Common Stock beneficially owned by GE but not for its own account, including (in such exclusion) beneficial ownership which arises by virtue of some entity that is an Affiliate of GE being a sponsor of or advisor to a mutual or similar fund that beneficially owns shares of Company Common Stock) at least fifty percent (50%) of the outstanding Company Common Stock.

“COBRA” shall mean the continuation coverage requirements under Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

“Company” shall have the meaning ascribed to such term in the preamble hereto.

“Company Employees” shall have the meaning ascribed to such term in Article III hereof.

“Company-Facing Position” shall have the meaning ascribed to such term in Section 8.01 hereof.

“Company Plans” shall mean all “employee benefit plans” as defined in Section 3(3) of ERISA and all other benefit or compensation plans, programs, policies, and arrangements, including worker’s compensation, sponsored by a member of the Company Group and covering the Employees, and shall include, on and following the Closing Date, the Synchrony 2014 Long-Term Incentive Plan described in Section 5.01 hereof.

“Company Transition Position” shall have the meaning ascribed to such term in Section 8.01 hereof.

“Employees” shall have the meaning ascribed to such term in Article III hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, any successor statute thereto and all applicable regulations thereunder.

“Employee Liabilities” shall have the meaning ascribed to such term in Article II hereof.

“Employee Matters Agreement” shall have the meaning ascribed to such term in the preamble hereto, as amended or supplemented from time to time in accordance with the terms hereof.

“Excluded Employee Liabilities” shall have the meaning ascribed to such term in Article II hereof.

“GE” shall have the meaning ascribed to such term in the preamble hereto.

“GE Plans” shall mean all “employee benefit plans” as defined in Section 3(3) of ERISA and all other benefit or compensation plans, programs, policies, and arrangements, including workers’ compensation, sponsored by GE or its Affiliate (other than a member of the Company Group) and of which a member of the Company Group is a participating employer, but shall not include any Company Plan.

“GE Retirement Plans” shall mean the GE Pension Plan, GERSP, GE Excess Benefits Plan and GE Supplementary Pension Plan.

“GECC” shall have the meaning ascribed to such term in the preamble hereto.

“GERSP” shall mean the GE Retirement Savings Plan.

“India/Philippines Benefits Transition Date” shall mean the Benefits Transition Date, or such later date as may be mutually agreed to in writing by GE and the Company, but shall in no event be later than the date that is one (1) year after the Benefits Transition Date.

“International Employees” shall mean Employees who are assigned primarily to operations outside of the United States.

“International Plan” shall have the meaning ascribed to such term in Section 6.05(b) hereof.

“Master Agreement” shall have the meaning set forth in the preamble hereto.

“Restricted Employees” shall have the meaning ascribed to such term in Section 8.04 hereof.

“Synchrony 2014 Long-Term Incentive Plan” shall have the meaning ascribed to such term in Section 5.01(a) hereof.

“Synchrony Incentive Compensation Plan” shall have the meaning ascribed to such term in Section 5.01(b) hereof.

“Synchrony Plan” shall have the meaning ascribed to such term in Section 6.03(a) hereof.

“Term” shall mean the period commencing on the Closing Date and ending on (i) the Benefits Transition Date or (ii) in the case of the International Employees located in India and the Philippines, the India/Philippines Benefits Transition Date.

“U.S. Employees” shall mean Employees who are assigned primarily to operations in the United States.

ARTICLE II

ASSUMPTION OF CERTAIN OBLIGATIONS AND LIABILITIES

Effective as of the Closing Date, the Company shall, or shall cause one of its Affiliates to, assume or retain, as the case may be, any and all Liabilities (contingent or otherwise) relating to, arising out of, or resulting from the employment or services, or termination of employment or services, of any Person with respect to the Company Business, whether arising before, on or after the Closing Date, excluding (i) any Liabilities related to the GE Plans unless this Employee Matters Agreement expressly provides for such Liabilities to be assumed by the Company or one of its Affiliates and (ii) any Liabilities solely attributable to acts or omissions of GE or one of its Affiliates pertaining to payroll or benefits administration (such assumed Liabilities, the “Employee Liabilities” and such excluded Liabilities, the “Excluded Employee Liabilities”). Notwithstanding the foregoing, GE Capital Retail Bank (the “Bank”) shall not assume any Liabilities under this Employee Matters Agreement.

ARTICLE III

EMPLOYMENT

Section 3.01. Continuation of Employment. As of the Closing Date (or as soon as possible thereafter as permitted by the Laws of any country other than the United States), (i) the Company shall, or shall cause its applicable Affiliates to, employ all of the employees (including statutory employees) of the Company Group, including all such employees who have rights of employment on return from any leave or other absence (all such employees hereinafter referred to as “Company Employees”). For purposes of this Employee Matters Agreement, (i) all Company Employees and (ii) those individuals hired after the Closing Date and before the Benefits Transition Date or the India/Philippines Benefits Transition Date, as applicable, by the Company Group shall collectively be referred to as “Employees.”

Section 3.02. Specified Inactive Employees. As of the Benefits Transition Date, GE shall, or shall cause its applicable Affiliates to, employ each Employee in the United States, Canada or Puerto Rico who is not actively employed immediately prior to the Benefits Transition Date and who has a right of employment on return from any leave or other absence (“Specified Inactive Employee”). The Company shall, or shall cause its Affiliates to, offer re-instatement or employment as a successor employer to each Specified Inactive Employee promptly upon such Specified Inactive Employee’s return to active employment.

Section 3.03. Corporate Program Rotational Employees. Each Corporate Program Rotational Employee and each employee of GE or one of its Affiliates participating in any GE or GECC “leadership program” who is engaged in the business of the Company Group on the Benefits Transition Date will complete such Employee’s rotation with the Company Group as an employee of GE or one of its Affiliates and thereafter will remain an employee of GE or such Affiliate and will cease to provide services to the Company or its Affiliates, unless otherwise mutually agreed by GE and the Company.

ARTICLE IV

PAYROLL; BENEFITS

Section 4.01. Payroll. During the Term, for those Employees who are paid through GE’s or one of its Affiliate’s payroll system immediately prior to the Closing Date, such Employees shall continue to be paid through GE’s or one of its Affiliate’s payroll system. Those Employees who are hired after the Closing Date by the Company Group shall also be paid through GE’s or one of its Affiliate’s payroll system during the Term. For those Employees with payroll withholding elections (such as those related to income taxes, qualified and non-qualified retirement plans, group health and welfare plans, etc.) in effect immediately prior to the Closing Date, such Employees’ elections shall remain the same during the Term as such elections were as of the Closing Date, except to the extent an Employee elects (in a manner permitted to employees and plan participants generally) to change any such election.

Section 4.02. GE Plans. During the Term, for those Employees who are eligible to participate in the GE Plans immediately prior to the Closing Date (or who would become eligible upon meeting certain eligibility requirements or upon satisfaction of any waiting periods under such plans), such Employees shall continue to be eligible to participate in such GE Plans and any comparable arrangements (but excluding, with respect to new awards, any GE Plan providing for cash or other bonus awards, stock options, stock awards, restricted stock, other equity-related awards or long-term performance awards, other than the GECC Executive Incentive Compensation Plan as described in Article V hereof). Those Employees who are hired after the Closing Date by the Company Group shall also be eligible to participate in the applicable GE Plans during the Term upon meeting certain eligibility requirements or upon satisfaction of any waiting periods under such plans. GE or its Affiliate, as the case may be, shall continue to be responsible for operating and administering the provisions of the GE Plans.

Section 4.03. Company Plans. During the Term, for those Employees who are eligible to participate in the Company Plans immediately prior to the Closing Date (or who would become eligible upon meeting certain eligibility requirements or upon satisfaction of any waiting periods under such plans), such Employees shall continue to be eligible to participate in such Company Plans. Those Employees who are hired after the Closing Date by the Company Group shall also be eligible to participate in the applicable Company Plans during the Term upon meeting certain eligibility requirements or upon satisfaction of any waiting periods under such plans. A member of the Company Group shall continue to be responsible for operating and administering the provisions of the Company Plans with support from GE consistent with past practice.

ARTICLE V

INCENTIVE COMPENSATION

Section 5.01. Establishment of Company Incentive Plans.

(a) Establishment of Synchrony 2014 Long-Term Incentive Plan. Effective as of the Closing Date, the Company shall, or shall cause one of its Affiliates to, establish, adopt and maintain a plan or plans for the benefit of selected Employees providing for cash or other bonus awards, stock options, stock awards, restricted stock, other equity-related awards and long-term performance awards (collectively, the “Synchrony 2014 Long-Term Incentive Plan”).

(b) Establishment of Synchrony Incentive Compensation Plan. Effective as of the Benefits Transition Date, the Company shall, or shall cause one of its Affiliates to, establish, adopt and maintain a plan or plans for the benefit of selected Employees providing for annual cash or other bonus awards.

Section 5.02. Existing Arrangements.

(a) Annual Incentive Compensation. The Company or one of its Affiliates will pay a pro rata bonus attributable to the portion of the calendar year occurring prior to the Benefits Transition Date to eligible Employees who immediately prior to the Benefits Transition Date have participated in the GECC Executive Incentive Compensation Plan subject to the terms and practices of such plan. Such bonuses shall be paid at the same time at which GE makes bonus payments under the GECC Executive Incentive Compensation Plan to employees of GE. GE shall reimburse the Company promptly for any payments of such foregoing amounts, to the extent such amounts are related to the Employee’s service to a member of the GE Group, upon the receipt of billing(s) for such amounts.

(b) GE Stock Options. All GE stock options that are vested and held by Employees as of the Benefits Transition Date will be exercisable in accordance with the terms of the GE 2007 Long-Term Incentive Plan applicable to dispositions (i.e., until the earlier of (i) the expiration date of the award and (ii) five (5) years from the Benefits Transition Date). All GE stock options that are unvested and held by Employees as of the Benefits Transition Date will become fully vested on the Benefits Transition Date and will be exercisable in accordance with the terms of the GE 2007 Long-Term Incentive Plan applicable to dispositions (i.e., until the earlier of (i) the expiration date of the award and (ii) five (5) years from the Benefits Transition Date).

ARTICLE VI

ADDITIONAL COMPANY COVENANTS

Section 6.01. Termination of Participation in GE Plans. Except as otherwise specifically provided in this Employee Matters Agreement, effective as of the Benefits Transition Date (or the India/Philippines Benefits Transition Date, if applicable), all Employees and their dependents will cease any participation in, and any benefit accrual under, each of the GE Plans; provided, however, that any Employee in the United States, Canada or Puerto Rico who, as of the Benefits Transition Date, has rights of employment on return from any leave or other absence will terminate participation in the GE Plans effective as of the close of business on the day before such Employee returns to active employment with the Company Group and no further benefits shall accrue under such GE Plans with respect to such Employee or any beneficiary thereof effective as of such return date.

Section 6.02. Terms and Conditions of Employment; Compensation. For a period from the Closing Date until at least one (1) year (two (2) years for Employees in Canada) following the Benefits Transition Date, and subject to applicable Law (including, for avoidance of any doubt, supervisory or regulatory requirements imposed by a Bank Regulatory Agency), each Employee shall be entitled to receive while in the employ of the Company Group: (i) at least the same salary, wages, incentive compensation and bonus opportunities and (ii) at least the same (on an aggregate basis) other material terms and conditions of employment as were provided by the Company Group, or were otherwise applicable, to such Employee immediately prior to the Closing Date. The term “other material terms and conditions” in the preceding sentence is limited to practices which, if changed or eliminated, could reasonably give rise to a claim for monetary damages under applicable Law or contract.

Section 6.03. Terms and Conditions of Employment; Benefits.

(a) Synchrony Plans. Effective as of the Benefits Transition Date, the Company shall, or shall cause one of its Affiliates to, establish, adopt and maintain for a period of at least one (1) year (two (2) years for Employees in Canada) following the Benefits Transition Date, and subject to applicable Law (including, for avoidance of any doubt, supervisory or regulatory requirements imposed by a Bank Regulatory Agency), such employee benefits pursuant to plans, programs, policies and arrangements for the Employees that provide benefits to such Employees that have a comparable aggregate value to those benefits (excluding non-tax-qualified defined benefit pension plans, retiree medical plans, equity awards and the fringe benefits that apply to the Executive Band and above) provided to them pursuant to the GE Plans in effect immediately prior to the Benefits Transition Date (each such plan, program, policy and arrangement, a “Synchrony Plan”). For avoidance of any doubt, (i) no plan of the types described in Section 5.01 hereof shall be taken into account in determining whether the Synchrony Plans have a comparable aggregate value and (ii) the Company and its Affiliates shall not be obligated to maintain any defined benefit pension plan.

(b) Severance. Notwithstanding anything in this Employee Matters Agreement to the contrary, and subject to applicable Law (including, for avoidance of any doubt, supervisory or regulatory requirements imposed by a Bank Regulatory Agency), the Company shall, or shall cause one of its Affiliates to, provide severance benefits to any Employee who is laid off during the one-year period (two-year period for Employees in Canada) following the Benefits Transition Date that are at least as favorable as the severance benefits that would have been paid to such employee pursuant to the terms of the applicable GE or GECC broad-based severance plan as in effect immediately prior to the Benefits Transition Date, to be calculated, however, on the basis of the Employee’s compensation and continuous service at the time of the layoff.

(c) Past Service Credit. All Employees shall be credited for service with the Company Group, GE, their respective Affiliates and their respective predecessors on and prior to the Benefits Transition Date under all Synchrony Plans and practices in which they become participants for purposes of eligibility, vesting or calculation of vacation, sick days, severance, layoff and similar benefits (excluding defined benefit pension benefit accruals) to the extent such service was credited under the corresponding GE Plan and practices.

(d) Group Health Plans. The Company shall, or shall cause one of its Affiliates to, cause the Synchrony Plans to waive any pre-existing conditions limitation and recognize expenses incurred by an Employee prior to the Benefits Transition Date for purposes of out-of-pocket maximums and deductibles with respect to the calendar year in which the Benefits Transition Date occurs; provided, however, that the Company receives all data reasonably necessary to allow the Company to satisfy its obligations under this Section 6.03(d).

(e) Vacation. Effective as of the Benefits Transition Date, the Company shall, or shall cause one of its Affiliates to, assume or retain all obligations of GE and its Affiliates for the accrued, unused vacation and paid time off (i.e., personal illness and personal business leave) of all Employees and shall reimburse GE or its Affiliates promptly for any accrued, unused vacation and paid time off required to be paid by GE or its Affiliates on or after the Benefits Transition Date to any Employee upon the receipt of periodic billings for such amounts. For a period from the Benefits Transition Date until at least three (3) years following the Benefits Transition Date, each Employee shall be entitled annually to at least the number of vacation days that such Employee was entitled to under the applicable vacation program of GE immediately prior to the Benefits Transition Date.

(f) India/Philippines International Employees. For purposes of this Section 6.03, with respect to International Employees in India and the Philippines, all references to the “Benefits Transition Date” shall be deemed to refer to the “India/Philippines Benefits Transition Date.”

Section 6.04. U.S. Benefits.

(a) U.S. Retirement Plans. As of the Benefits Transition Date, Employees shall cease to accrue benefits, if any, under the GE Retirement Plans. Effective as of the Benefits Transition Date, GE shall take all necessary action, if any, to (i) effect such cessation of participation, and (ii) cause the Employees to be fully vested in any GE Retirement Plan (to the extent not then fully vested), except that with respect to the GE Supplementary Pension Plan and the GE Excess Benefit Plan, GE shall cause each Employee with at least ten (10) years of pension qualified service to be fully vested in such Employee’s accrued benefits, if any, under the GE Supplementary Pension Plan and/or the GE Excess Benefit Plan. No assets or liabilities with respect to the GE Retirement Plans shall be transferred to the Company as a result of this Employee Matters Agreement. GE shall pay, or cause to be paid, directly to the Employees (including their surviving spouses and beneficiaries) any vested retirement benefits to which they are entitled under the GE Retirement Plans when eligible to receive such payments under the terms of such plans. The Company shall reimburse GE promptly for any payments of vested benefits made by GE or its applicable Affiliates under the GE Excess Benefit Plan and the GE Supplemental Pension Plan upon the receipt of periodic billings for such amounts.

(b) U.S. Post-Retirement Welfare Benefits. GE and its applicable Affiliates shall retain any obligations they may have to provide post-retirement welfare benefits in accordance with the terms of the GE Health Choice Plan and the GE Life, Disability and Medical Plan, as in effect from time to time, to all former Employees of the Company Group and their eligible dependents who are currently receiving such benefits as of the Benefits Transition Date. In addition, GE and its applicable Affiliates shall remain obligated to provide such coverage, consistent with the terms of the GE Health Choice Plan and the GE Life, Disability and Medical Plan as in effect from time to time, to all Employees and their eligible dependents who, as of the Benefits Transition Date, are participants in such plans and either (i) have completed twenty-five (25) years of continuous service or pension qualified service with the Company Group, its Affiliates and their respective predecessors or (ii) have attained at least sixty (60) years of age and have completed at least ten (10) years of continuous service, in either case upon such Employees’ election to participate in the GE Health Choice Plan or the GE Life, Disability and Medical Plan. Such participation shall be under circumstances and at the applicable contribution levels entitling them to receive such benefits pursuant to the terms of the GE Health Choice Plan or the GE Life, Disability and Medical Plan, as applicable, as in effect from time to time. The Company shall reimburse GE promptly for any payments of post-retirement welfare benefits made by GE or its applicable Affiliates to the eligible Employees and their eligible dependents pursuant to such coverage upon the receipt of periodic billings for such amounts.

(c) COBRA. Following the Benefits Transition Date, the Company shall, or shall cause one of its Affiliates to, provide continuation health care coverage to all U.S. Employees and their qualified beneficiaries who incur or incurred a qualifying event in accordance with COBRA at any time with respect to claims incurred on or after the Benefits Transition Date.

(d) Flexible Spending Account Plan. With respect to any U.S. Employee who, immediately prior to the Benefits Transition Date, was a participant in a general purpose health flexible spending account plan and/or a dependent care flexible spending account plan, in each case, maintained by GE or one of its Affiliates (collectively, the “GE FSA Plans”), the Company shall, or shall cause one of its Affiliates to, affect an FSA Transfer (as defined below) of the U.S. Employee’s account (if any) under the GE FSA Plans to the general purpose health flexible spending account plan and/or dependent care flexible spending account plan, as applicable, of the Company or one of its Affiliates. For purposes of this section, a “FSA Transfer” involves the Company or one of its Affiliates (i) effectuating the election of the U.S. Employee in effect under the applicable GE FSA Plans immediately prior to the Benefits Transition Date and (ii) assuming responsibility for administering and paying under the applicable plans of the Company or one of its Affiliates all eligible reimbursement claims of the U.S. Employee incurred in the calendar year in which the Benefits Transition Date occurs, whether such claims arose before, on or after the Benefits Transition Date. As soon as practicable following the Benefits Transition Date, GE shall cause to be transferred to the Company an amount in cash equal to (i) the sum of all contributions to the applicable GE FSA Plans made with respect to the calendar year in which the Benefits Transition Date occurs by or on behalf of the U.S. Employee prior to the Benefits Transition Date, reduced by (ii) the sum of all claims incurred by the U.S. Employee under the applicable GE FSA Plans in the calendar year in which the Benefits Transition Date occurs that are submitted for payment prior to the Benefits Transition Date.

(e) U.S. Other Welfare Benefits. Except as otherwise expressly provided in this Employee Matters Agreement, GE or one of its Affiliates shall retain responsibility under the GE Plans that are welfare benefit plans in which the Employees participate with respect to all amounts that are payable by reason of, or in connection with, any and all welfare benefit claims made by the Employees and their eligible dependents but only to the extent such claims were incurred prior to the Benefits Transition Date. However, the Company shall reimburse GE promptly for (i) (A) any payments of welfare benefits made by GE or one of its Affiliates on or after the Benefits Transition Date to eligible Employees and their eligible dependents pursuant to any self-insured GE Plans with respect to claims incurred prior to the Benefits Transition Date or (B) any payments of welfare benefits made by GE or one of its Affiliates on or after the Benefits Transition Date to eligible Employees who are inactive as of the Benefits Transition Date and their eligible dependents pursuant to any self-insured GE Plans with respect to claims incurred prior to such Employees’ return to active employment with the Company Group, and (ii) any payments of premiums made by GE or one of its Affiliates on behalf of eligible Employees who are inactive as of the Benefits Transition Date and their eligible dependents pursuant to any insured GE Plans with respect to coverage ending the day before such Employees’ return to active employment with the Company Group, in each case upon the receipt of periodic billings for such amounts. The Company and its Affiliates shall be otherwise responsible for welfare benefit claims made by the Employees and their eligible dependents to the extent such claims were incurred on or after the Benefits Transition Date.

Section 6.05. International Benefits.

(a) International Employees. In the case of the International Employees, the Company shall, and shall cause its Affiliates to, comply with any applicable foreign Law governing the terms and conditions of their employment, employment practices or severance of employment.

(b) Continuation of International Company Plans. If an employee benefit plan, program, policy or arrangement is subject to the Laws of a country other than the United States (an “International Plan”) and covers only International Employees, the Company shall, or shall cause one of its Affiliates to, assume or continue, as the case may be, sponsorship over and assumption of all obligations with respect to such International Plan as of the Benefits Transition Date.

(c) International Retirement Plans. To the extent that any International Plan sponsored by GE or its Affiliate (other than a member of the Company Group) is a funded defined benefit or defined contribution pension plan with assets residing in a trust or other funding vehicle, GE shall retain all assets and liabilities with respect to such Employees and their eligible dependents and beneficiaries. To the extent that any International Plan sponsored by GE or its Affiliates is a defined benefit or defined contribution plan that has no assets set aside in a trust or other funding vehicle to fund the plan, the Company shall assume or shall cause its Affiliates to assume all liabilities with respect to such Employees and their eligible dependents and beneficiaries.

(d) Reimbursement for Severance Payments. In the event that any severance or similar payment is triggered to an International Employee under a GE Plan due to the Company’s failure to satisfy its obligations under this Employee Matters Agreement or applicable Law, then the Company shall reimburse GE promptly for any payments of such foregoing amounts upon the receipt of billing(s) for such amounts.

Section 6.06. No Guarantee of Continued Employment. Neither the Company nor any of its Affiliates shall be obligated to continue to employ any Employee for any specific period of time, subject to applicable Law.

Section 6.07. Claims Assistance. The Company shall, and shall cause each member of the Company Group to, cause Employees to provide such assistance to GE and its Affiliates as may be required in respect of claims against GE or its Affiliates, whether asserted or threatened, to the extent that, in GE’s opinion, (a) an Employee has knowledge of relevant facts or issues, or (b) an Employee’s assistance is reasonably necessary in respect of any such claim. GE shall, and shall cause each member of the GE Group to, cause its employees to provide such assistance to the Company and its Affiliates as may be required in respect of claims against the Company or its Affiliates, whether asserted or threatened, to the extent that, in the Company’s opinion, (a) an employee of GE or the GE Group has knowledge of relevant facts or issues, or (b) the assistance of an employee of GE or the GE Group is reasonably necessary in respect of any such claim.

ARTICLE VII

PERFORMANCE AND COOPERATION

Section 7.01. Level of Performance. In performing its obligations under this Employee Matters Agreement, each of GE and the Company agrees that it and its respective Affiliates, as applicable, shall in good faith exercise the same standard of care as each has used to perform such services for its own account and for its other employees, except as mutually agreed to in writing by GE and the Company.

Section 7.02. Delivery of Information; Cooperation Between the Parties. GE and the Company shall, and shall cause their respective Affiliates to, provide each other with all such information and materials reasonably necessary to effect GE’s and the Company’s prompt and complete performance of their duties and obligations under this Employee Matters Agreement and the GE Plans. The parties agree that they shall cooperate with each other and shall act in such a manner as to promote the prompt and efficient completion of the obligations hereunder.

ARTICLE VIII

NON-HIRE; NON-SOLICITATION

Section 8.01. Non-Hire and Non-Solicitation by the Company Group. No member of the Company Group will either directly or indirectly, on its own behalf or in the service of or on behalf of others, hire, or attempt to hire or induce or attempt to induce to leave the employ of any member of the GE Group:

(a) through the Trigger Date,

(i) without the approval of GE, any employee of any member of the GE Group who

(A) occupies (or occupied) a position assigned to the Executive Band or above,

(B) in any capacity on or after the date that is one (1) year before the Closing Date, worked on matters supporting or relating to the Company, provided services to the Company, had supervisory responsibility over the Company or otherwise had significant interaction with or oversight over the Company or aspects of the Company’s business, it being understood that all risk and regulatory personnel at GECC in the U.S. and Canada are included in this group (a “Company-Facing Position”); or

(C) worked on the transition support team or provided transition support services to the Company (a “Company Transition Position”);

(ii) without first consulting with GE, any other employee of any member of the GE Group;

(b) through the eighteen (18) month anniversary of the Trigger Date, without the approval of GE, any employee of any member of the GE Group who occupies (or occupied) a position assigned to the Senior Professional Band or higher with GE and, in any capacity on or after the date that is one (1) year before the Closing Date, held a Company-Facing Position or a Company Transition Position; and

(c) through the twelve (12) month anniversary of the Trigger Date, without the approval of GE, any employee of any member of the GE Group who occupies (or occupied) a position assigned to the Leadership Professional Band or lower with GE and, in any capacity on or after the date that is one (1) year before the Closing Date, held a Company-Facing Position or a Company Transition Position.

Section 8.02. Non-Hire and Non-Solicitation by the GE Group. No member of the GE Group will either directly or indirectly, on its own behalf or in the service of or on behalf of others, hire, or attempt to hire or induce or attempt to induce to leave the employ of any member of the Company Group:

(a) through the Trigger Date, without the approval of the Company, any employee of a member of the Company Group;

(b) through the eighteen (18) month anniversary of the Trigger Date, without the approval of the Company, any employee of a member of the Company Group who occupies (or occupied) a position assigned to the Senior Professional Band or higher with GE or the Company; and

(c) through the twelve (12) month anniversary of the Trigger Date, without the approval of the Company, any employee of a member of the Company Group who occupies (or occupied) an IT, regulatory, risk or finance position assigned to the Leadership Professional Band with GE or the Company.

Section 8.03. Former Employees. For purposes of Sections 8.01 and 8.02, a person shall be considered an employee of a member of the Company Group or a member of the GE Group if he or she was employed by such an entity on November 15, 2013 or later (including, in the case of a former employee of any member of the GE Group, if his or her employment was transferred to another member of the GE Group after November 15, 2013), provided that Sections 8.01 and 8.02 shall cease to apply to any individual (i) whose employment was involuntary terminated by such group, immediately upon such termination, or (ii) who voluntarily terminated employment with such group, from and after the twelve (12) month anniversary of such termination.

Section 8.04. General Solicitations. Notwithstanding the limitations in Sections 8.01 and 8.02, no member of the GE Group or the Company Group shall be prohibited from placing public advertisements or conducting any other form of general solicitation that is not specifically targeted towards the employees covered by Sections 8.01 and 8.02, including, but not limited to, the use of an independent employment agency or search firm whose efforts are not specifically directed at such an employee.

ARTICLE IX

MISCELLANEOUS

Section 9.01. Headings. The headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Employee Matters Agreement.

Section 9.02. Counterparts. This Employee Matters Agreement may be executed in one or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Employee Matters Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of any such Employee Matters Agreement.

Section 9.03. Assignment; No Third-Party Beneficiaries. This Employee Matters Agreement shall not be assigned by any party hereto without the prior written consent of the other parties hereto. This Employee Matters Agreement is for the sole benefit of the parties to this Employee Matters Agreement and their permitted successors and assigns and nothing in this Employee Matters Agreement, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Employee Matters Agreement.

Section 9.04. Amendment. No provision of this Employee Matters Agreement may be amended or modified except by a written instrument signed by all the parties to such agreement. No waiver by any party of any provision hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. The waiver by either party hereto of a breach of any provision of this Employee Matters Agreement shall not operate or be construed as a waiver of any other subsequent breach.

Section 9.05. Severability. If any term or other provision of this Employee Matters Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Employee Matters Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Employee Matters Agreement shall negotiate in good faith to modify this Employee Matters Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Employee Matters Agreement be consummated as originally contemplated to the greatest extent possible.

Section 9.06. Entire Agreement.

(a) Except as otherwise expressly provided in this Employee Matters Agreement, this Employee Matters Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter of this Employee Matters Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the parties hereto with respect to the subject matter of this Employee Matters Agreement.

(b) In addition to the responsibilities and obligations set forth herein the parties to the Transition Services Agreement shall have certain other employment-related responsibilities and obligations as set forth therein.

Section 9.07. Coordination with Master Agreement. The following articles and sections from the Master Agreement are hereby incorporated by reference as if fully set forth herein: Section 7.2 (Confidentiality); Section 7.4 (Allocation of Costs and Expenses); Article IX (Dispute Resolution); 10.2 (Governing Law); Section 10.4 (Force Majeure); and Section 10.5 (Notices).

IN WITNESS WHEREOF, each of the parties hereto has caused this Employee Matters Agreement to be signed as of the date first above written.

GENERAL ELECTRIC COMPANY

By:	/s/ Keith Sherin
Name: Keith Sherin
Title: Vice Chairman

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Robert Green
Name: Robert Green
Title: Chief Financial Officer

SYNCHRONY FINANCIAL

By:	/s/ Jonathan Mothner
Name: Jonathan Mothner
Title: Executive Vice President, General Counsel and Secretary